ASHFORD HOSPITALITY TRUST, INC.
2008 1st Quarter Conference Call
Questions and Answers Transcript
At Conclusion of Call
May 1, 2008; 10:00 a.m. CT

Participant 1:	Hey guys. Really, the question about the dividend and coverage. Are you happy with where the dividend coverage stands now? And B, what additional leverage do you think you could pull to try to improve the dividend coverage especially as it relates to going forward and the ROI Capex? Thanks.

Monty Bennett:	Sure. This is Monty. I’ll expand that (and if one of you) guys can expand that as well.

We always want the dividend and coverage to be more. And so I don’t think we can ever say that we’re happy with where it is. We want it to continue to increase. Generally, we’d like that as dividend increases over the years, we’d like our coverage to increase beyond that.

So, we’re going to continue to look at ways to increase coverage just as — and why not? We think it’s good for our shareholders.

As far as the additional things that we can do, we think that we’re good on a swap side, the financial side.

On the income side, as we take assets and we sell direct hotel investments and put more money into mezzanine loans, that has a couple of effects.

Number one, it will typically immediately increase our coverage because the cap rates we sell assets for compared to where we put mezz money out creates an imbalance or difference there, spread increase which will increase the dividend, and then the volatility of that
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net income stream going forward over next 12 months will be lower with a mezz loan than it will be of owning an asset.

So that’s something that we can continue to do and are continuing to do.

Then over on the asset side with the hotels themselves, we’ve got three levels of contingency plans per assets about what we can do to enhance incremental revenues that mostly contain cost. And each one of our hotels is at a different stage of that plan based upon their individual revenue levels. And we’re constantly adjusting those and in almost, I think in every case, we’re moving deeper in the contingency plans having gotten to a point where we’ve reached say, Level 2, we’re ready to pull it back to Level 1 but not into the contingency plan at all as we just want to be cautious.

And we continue to do some these other things that these guys mentioned about locking an insurance up for two years. We’ve got some very favorable pricing for two years that we want lock in here soon. Our energy contracts, we simply lock in depending on the markets. Property tax appeals, you name it, continuing to lockdown lower expenses from the hotel operating side.

Participant 1:	Yeah, okay.

But one thing that confuses me though, and maybe you can help clear this up is that if you’re going to swap money into, say, mezz lending and get roughly 13% or so interest rates versus your dividend currently, your common dividend is at 14%, wouldn’t you be able to increase dividend coverage faster if you just swap money out and repurchase common shares, right? I mean, that would be a better return on the investment, wouldn’t it?
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Monty Bennett:	You know, in some cases of — we sit down and we have kind of constant updated sheet of where we can deploy capital and where it’s most accretive. And in almost every sense when something is more accretive, it’s going to increase your dividend coverage.

And share repurchases is something that we have done, we are interested in. But by and large, the mezz deployment works out slightly better than share repurchase for us. But it depends upon the price that we put that mezz out at. And so there is a breakpoint where it becomes better for us to buyback shares and indeed, we’ve done that.

What’s happened in the marketplace over the next — I’m sorry - over the last quarter or so is a pipeline of potential mezz opportunity has grown from something like $200 million to maybe, you know, average of pricing on those of — that average asset be at LIBOR plus 650. That’s just kind of a broad brush number.

Today, maybe a pipeline out there of deals we’re looking at totaling something like 600 million with the pricing in the LIBOR plus 800 plus.

So, as that mezz moves up, our abilities to deploy capital in that area start to outstrip the accretion in the coverage. That is affected when we do share buybacks.

And some of that has to do with, you know, your earnings and your accretion versus which is actually paid out in dividends.

Also, one other point is that, the difference in mezz and share buybacks is that if you do mezz, then you can always redeploy that capital later as those mezz loans come due or in a (pinch) sell those, while if you buyback shares your capital is gone, and so you have to do a new reissue which is a lot more cumbersome.
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But again, generally, where we see mezz pricing today, it is more attractive than share buybacks.

Participant 1:	Thank you for that excellent color, Monty. I really appreciate it.

Monty Bennett:	Sure.

Participant 2:	Thank you. Good morning everyone.

I have a question, I guess, first of all on sales — for Doug on this position. What are you seeing in terms of number of parties coming to the table and how are people getting financing?

Douglas Kessler:	The number of parties that are coming to the table are slightly down, I would say, from, you know, this time last year. But the diversity of the parties is just as high. I think we’re seeing everyone from, you know, local players to funds that’s been capitalized with pension capital, even some of, you know, REIT peers are looking. You’ve got the opportunity funds that are still around as well.

So typically we’re seeing about half a dozen bidders per property that are, you know, legitimate enough that are submitting, and I think that that’s just kind of rough average of who we see bids from for each opportunity.

In terms of the financing, again, some of our assets have existing financing that, you know, with approvals from the lenders can be assumed. Some of them are being financed with outside capital. And there is actually liquidity in the market. As a matter of fact we’re seeing probably a shift among some banks to pursue assets with hotel companies provided its secured financing as opposed to a more credit type financing.
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We’re also — I failed to mention — that we’re seeing a — more of an influx today actually of foreign buyers as well. And some of those buyers are already coming with their bank lines established.

So there is liquidity in the market. The — I think the good news is that there are, you know, fewer transactions being chased after in the market today. And so that I think that gives us a bit of an edge given some of the financing that we have and the high quality of assets that we brought to market that seem to be appealing to buyers today.

Participant 2:	Great. Thank you, Doug.

And I have a question on RevPAR as well. We see that hotels not under renovation is up 2.6%. Any indication that some companies are seeing a little bit better second quarter growth than first quarter partially due to Easter? Do you expect second quarter to be above that or any indication — is this a run rate for the year?

Monty Bennett:	We’re pretty hesitant to provide guidance like that. But there’s no question what you mentioned about the Easter. It did depress March and is enhancing April on year-over-year guidance. But as far as what the future holds, we probably rather just not comment on that at this time.

Participant 2:	Great. That’s all for me. Thanks.

Monty Bennett:	Thank you.

Participant 3:	Good morning. A couple of things. What would you see or how would you characterize your level of confidence in being able to accomplish the $600 million disposition target this year?

Monty Bennett:	I’d say high.
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Participant 3:	Okay. And would you say that the 7.2% capitalization rate on the recent transaction is indicative of what you expect to be able to accomplish on a large volume of sales?

Monty Bennett:	Let me give you a longer answer on that one.

It’s hard to say. And here’s the reason. For marketing, we are testing something like $2 billion worth of assets. Some of the assets would sell if we sold them in cap rates at the 2% level, maybe because their cash flow is really low or because of the type of assets they are, to some maybe in low-single digits or low double digits because of the markets they’re in or maybe they require a whole lot of CAPEX.

So we have given guidance that we’re looking to dispose of $600 million, maybe a little bit more than that, certainly between $600 million and $1 billion worth of assets this year.

So it just depends upon which assets we actually sell. That depends upon the buyers and what pricing we get from them and how aggressive they are. And that’s just something that we just don’t know yet. We’re working with a number of buyers. I feel confident about our ability to dispose of the assets, and it’s just hard to say without knowing which assets we’re going to pull to trigger on.

If any of you guys here have got more color or feel like we can give more specifics on that, I’d love to. I just don’t.

Participant 3:	Okay.

Monty Bennett:	We just — it’s just hard for us to know that.

Participant 3:	Okay. And then the capital spending you went through in your initial remarks but you did it quickly, I didn’t catch it. I think you’re obligated on $80 million and then there were two other pieces.
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Monty Bennett:	Yes. Let me give you those numbers.

We’re obligated on $80 million, $60 million can be deferred and $50 million would be for ROI project which is — excuse me — more discretionary. Some of which at this point we’ve decided to move forward with about $12 million of that $50 million. So I’d say that $38 million of that 50 million is really discretionary at this point.

Let me give you another — a clarifying point that I probably should have included in the script. It’s that the gross amount of $191 million assumes that we move forward with the capital plans on all the assets that we are currently marketing, but we plan on selling $600 — $1 billion worth of assets.

Participant 3:	Okay.

Monty Bennett:	With those assets, CAPEX requirements will drop out. We would love to give you color on how much that would be approximately, but we’ve got the same problems with the cap rates as some assets we’re selling don’t need much capital and some need a lot of capital. So it depends upon which assets we end up selling based upon the offers we get back from the buyers.

Clearly, it’s more advantageous for us to sell those assets that have a lot of CAPEX requirements to them for all the logical reasons. We’re going to spend upon overall pricing and so it’s hard to determine how it is going to shake out. So we should give a maximum worst case number.

Also which I think is important is that a good amount of that $190 million is in the existing FF&E reserves which total about $70 million. If you’re looking at dollars out of pocket or owner funded then it’s a difference between that theoretical $190 and $70.
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So I think what we’ve laid out here is kind of worst-worst case and there’s two or three factors that have been mitigated potentially even substantially.

Participant 3:	Okay, good.

One final question. The stock market does not appear to believe that the dividend you are distributing now is sustainable given your yield versus other similar companies. And it — what is your intention with the dividend and could you share with us what the decision process would be to consider that dividend and whether it should be reduced?

Monty Bennett:	Sure. Our dividend policy which stated in December of this last year was to pay 21 cents per diluted share per quarter. That is policy that’s still in place and that we have not changed.

And then towards the end of each quarter when we actually decide when to give you exact amount of the dividends and we’ve always been consistent with our guidance in that regard, the process of whether we should change that dividend would be a situation where either our performance for the quarter was substantially off or where we saw the future to be a substantially off.

We don’t see ourselves in a position of having to use capital sales, capital dollars in order to support the dividend. So in other words, we want our operating income to cover the dividend.

I’m not saying that we won’t do that for a little while or do it in a modest amount, but as a company, we still don’t have much of an appetite to come out of pocket in order to pay that.

So that would be the conditions under which we would reconsider. And again, we haven’t altered our policy because we don’t see that.
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Participant 3:	Thanks.

Monty Bennett:	Thanks.

Participant 4:	Good morning guys. Can you give me some color on where you stand in your debt covenants relative to the minimum requirement?

Monty Bennett:	Kimo, do you to take that to debt covenant?

David Kimichik:	We have two main debt covenants in two facilities that we have. One is a EBITDA, the fixed charge ratio that has to be at 1.25 times and we’re currently around two times or slightly in excess of two. And the other is a leveraged test net debt to gross assets can’t exceed 75% and we’re currently at 61.5%.

Participant 4:	Great. That’s helpful.

Also, can you give me a timeline? And I saw the February 14 transaction, but can you give me a timeline on the — where you have to fund of $100 million contribution to the Prudential JV?

Monty Bennett:	The timeline on that is based upon when we — as we source mezz loans and present them to Prudential and they approve them.

We’ve got a couple of years in order to do that with them. We hope to be able to do that sooner with the volume of transactions that we see out there. So that’s dependent upon how fast we want to move it.

So if I understand where you question, we initially control that.

Participant 4:	Okay. That’s helpful, thanks.

Monty Bennett:	Sure.
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Participant 5:	Hi.

Back to the asset sales. If you look at what you’re targeting to sell, can you just give us an idea about your expectations of how much of that will be brand managed versus non-brand managed? I’m guessing that two of the portfolios you’re looking at are the Marriott managed limited service pools, the CNL portfolio.

Is it fair to think that most of what you’re selling will be the brand-managed stuff?

Monty Bennett:	Yes. I’d say of the — assets that we’re marketing and the ones we’re kind of zeroing in on, if you look at on a total value standpoint, maybe 80%, 90% are brand-managed assets.

Participant 5:	Is that affecting the appetite of particular pools of borrowers for the pricing?

Monty Bennett:	For some buyers it does. For some buyers it does and therefore it affects pricing. For some other buyers it doesn’t. It just depends upon the buyer.

Participant 5:	Okay.

And on the mezz pipeline, I guess I was a little surprised to hear that the origination, there really are not a lot of originations. Are you expecting a wave of refinancings to come up where owners will have a financing gap?

Monty Bennett:	We do. You know, right now, what we’re seeing is a greater willingness for the banks and the holders of that mezz who have kept it on their balance sheets to start to discounting it to move it. So that’s why we’re seeing our own mezz pipeline grow.
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But there’s not a lot of new originations, again, because no one is really in distress yet. But we anticipate that to pick up. Not like what it did after 9/11 where at first everybody kind of hanging there for a while, but as people really needed debt proceeds especially if they needed mezz because they’re refinancing a higher debt level, there is a strong demand for mezz financing, there is not much of a supply.

And that’s sort of (damage) that we think it’s going to start to take place, probably start to pick up in the second half of this year but really start to pick up next year.

Participant 5:	Okay. And...

Doug Kessler:	The only think I’d add to that is that the underwriting criteria for loans today has become more strict which will create an enhanced opportunity for us to deploy mezz once the origination programs kick in. And most of that will come from refinancings since the transaction volume in general and the market is off the levels they used to be this time a year ago.

So, our view is that it will make our platform even more appealing to borrowers and lending partners. We’re keeping track of how much CMBS is rolling, as well as we’re trying to get our arms around how much non-CMBS sort of balance sheet hotel debt is rolling as well. And so, we’re keeping our eye on that. And I think this will be an opportunity for our platform, as Monty said, latter part of this year and rolling it into 2009.

Participant 5:	Two quick followups and then, if you will. Do you expect that you’re going to provide seller financing? You’re going to take back some mezz on asset sale (pools) that you’re looking to sell?

Monty Bennett:	We offer that to every buyer out there and so far, at least with the assets that we’re looking at to sell and kind of zeroing in on, none of
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the buyers are taking it. So, that’s been a surprise to us but it also is good news and that buyers are able to get financing.

Participant 5:	And given that, what do you think is an achievable amount of mezz that you can deploy assuming you sell $600 to $1 billion of assets this year? What kind of a number that you may be able to push into mezz this year or over the next, call it, 18 months?

Doug Kessler:	Well we’re going to be disciplined in how we do that. Obviously, we’ve talked about asset sales and lining them up with opportunities to redeploy. And we’ll weigh that in light of, you know, sort of our three-legged stool here, either share repurchase, which Monty I think has highlighted how we make that decision, relative to mezz yields and relative to ROI projects. I think, you know, we’ve clearly identified with the ROI opportunities. The tradeoff between mezz and share repurchase is contingent upon, 1) where our share price is and, 2) where mezz spreads are. So, we really don’t want to give too much guidance on how much we would deploy.

You know, as we’ve demonstrated with the Prudential transaction, we’ve been able to access external capital which clearly enhances the yield. So, I’d rather not kind of draw a line and say this is approximately how much we’re going to target this year. But the pipeline is plentiful. We’re going to be disciplined about how we deploy.

Monty Bennett:	You know, I’d just add on to that. What makes it even harder is that if we see $100 million mezz piece and we’re interested in it but for some reason Prudential is not because it’s either full or with hotel mezz or what have you, then that’s a swing right there about how much we deploy, either $100 million directly in doing it ourselves or $25 million through the joint venture. So that just creates some pretty decent spread.
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I think a way to kind of back into it is to look at our target of where we want to get to on a net debt to gross assets basis and selling somewhere between $600 to $800 million worth of assets. And if that’s the available proceeds that we’ve really got to deploy one way or another, and — I would guess that most of that is going to go into mezz overtime. And I would hope that it’d be done over the rest of the year because the faster we get it deployed, the more accretive it is. It’s hard to say.

Participant 5:	Yeah. Okay. Great. Thank you.

Monty Bennett:	Thanks.

Participant 6:	Good morning guys.

Could you — Monty, could you just go over — again I’m sorry to ask this again, but your capital spending, you’re saying for the calendar year 2008, you have $80 million committed and $12 million of ROI and then we have another 4, you know, say, 4% of gross revenues, that would be a reasonable calculation for capex in 2008?

David Kimichik:	Actually, the 4% isn’t an add to what Monty described. It’s included in those gross numbers and so, you know, that’s a resource that’s available to help pay for the program that Monty was describing.

Participant 6:	Okay. So, total capex spending for 2008 would be around $92 million.

Monty Bennett:	Total capex above the reserves?

Participant 6:	Just total capex spending. I’m just trying to get a sense of what’s you’re spending on the hotels this year, including or excluding the hotels, I mean — or, you know, the basic 4% reserve.
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David Kimichik:	I think your number is right based on what Monty indicated we’re committed to, you know, the $80 million we’re committed to plus the $12 million of ROI.

We have a plan that is significantly higher than that that we’ve backend loaded in this year. And so we may make some decisions later on the year to move forward on some of those other plans, but what we’re essentially committed to at this point is the $92 million.

Participant 6:	And that includes basic maintenance capex.

David Kimichik:	That’s correct.

Participant 6:	Okay.

So you’re going to spend at least that I think $140 million was your initial guidance. So it will be somewhere in that range of are you bringing down that $140 million?

David Kimichik:	The guidance was $190 million which included $50 million of ROI. And so it’s, you know, $140 million of a normal capex.

Participant 6:	Okay. And then there — my second question is, when you look at your RevPAR for properties not under renovation versus portfolio wide, would you — that sort of discrepancy between them, would you expect that to kind of continue into the second quarter? Are you — would you look for that same sort of level of disruption I guess for the number of hotels that are currently, you know, continue under renovation?

Monty Bennett:	I would say the second quarter, the gap isn’t going to be as wide as the first quarter. The first quarter numbers were skewed a little bit by the large renovation we’re doing at Sea Turtle. While the property was open, it ran very low occupancy just because of the amount of repositioning that’s going on there. We expect that asset to be open -
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fully open and operational here shortly. So, I think the gap will close a little bit.

Historically, it’s been, you know, 100 to 150-basis-point difference between the total portfolio and those not under renovation. I think we’ll probably move closer to that in the future.

Participant 6:	Okay. Thanks.
END
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